UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2011

FEDERAL HOME LOAN BANK OF CHICAGO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:
(312) 565-5700

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On September 30, 2011, the Federal Home Loan Bank of Chicago (the “Bank”) received approval from the Federal Housing Finance Agency (“FHFA”) to implement a new Capital Plan (the “Capital Plan) as of January 1, 2012. In connection with the Capital Plan, the Bank also submitted a plan for repurchasing the excess stock of current Bank members over a period of time (the “Repurchase Plan”). The Bank received approval from the Finance Agency on December 22, 2011, to implement the Repurchase Plan. We expect that the first repurchase of approximately $500 million of excess stock will take place in the first quarter of 2012, following the finalization of financial results for the fourth quarter of 2011, and the conversion of capital stock scheduled to take place as of January 1, 2012.

The Bank plans to assess its capacity to repurchase excess stock of current members within 15 days of each financial quarter-end, beginning with the results for the fourth quarter of 2011. The assessment will include an evaluation as to whether the following conditions are met both prior to and following the repurchase as outlined in the Repurchase Plan:

•	The ratio of the Bank's total capital to total assets is greater than or equal to 4.25%;

•	The ratio of the Bank's market value of equity to book value of equity is at least 85%;

•	The Bank's risk-based capital is greater than or equal to 125% of the minimum amount required by the regulations governing the Bank;

•	Compliance with all of the Bank's minimum capital requirements;

•	Projected compliance with each of the Bank's minimum regulatory capital requirements for the next four quarters using the most recent expected case income projections; and

•
Compliance with the Bank's contractual obligations under the Joint Capital Enhancement Agreement which generally requires the Bank to allocate a percentage of its net income to a special restricted retained earnings account.

Once the quarterly assessment has been completed, the Bank plans to announce its intent to purchase a specific amount of the excess stock of current members. Members will then have fifteen days to submit their requests for the amount of stock they wish to be repurchased. On or about the 45th day following the quarter-end, the stock repurchases will be completed. The repurchase of current members' stock will be done on a pro rata basis for all members that elect to participate in a particular repurchase opportunity.

Following this schedule, we expect that the first stock repurchase of $500 million will likely be completed on or about February 15, 2012. Our goal is to repurchase all of the excess capital stock members no longer wish to hold by the end of 2013, but in smaller, quarterly increments, as determined by the Bank. However, market and financial conditions may prohibit us from doing so, even if the considerations and criteria described above are met. The Repurchase Plan is scheduled to terminate on December 31, 2013 or such earlier date as set forth in the Repurchase Plan.

Item 7.01 Regulation FD Disclosure.

Pursuant to the terms of the approved Capital Plan and as required by the Bank's Consent Cease & Desist Order with the FHFA, the Bank requested permission from the FHFA to redeem the excess capital stock of former members of the Bank prior to the Bank's conversion to the new capital structure contemplated by the Capital Plan.

On December 22, 2011, the FHFA approved the Bank's request, so the capital stock of the Bank owned by all former members of the Bank that is not required to support outstanding obligations (approximately $527 million) is expected to be redeemed on or about December 28, 2012. In connection with such approval, effective as of the redemption date the FHFA terminated Article I(a)(ii) of the Consent Cease and Desist Order which imposes a minimum amount of capital stock and subordinated debt of $3.6 billion. We expect to be in full compliance with our regulatory capital requirements following the redemption.

The information being furnished pursuant to Items 7.01 on this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

This Current Report contains forward-looking statements which are based upon the Bank's current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Bank's ability to successfully convert its capital stock, the Bank's ability to implement the repurchase plan and to meet required conditions to repurchase or redeem capital stock from its members, including maintaining compliance with its minimum regulatory capital requirements and determining that its financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in the Bank's periodic filings with the Securities and Exchange Commission, which are available on the Bank's website at www.fhlbc.com. The Bank assumes no obligation to update any forward-looking statements made in this Current Report.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: December 23, 2011	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary